EXHIBIT 99.1

AMENDMENT NO. 1

TO

EMPLOYMENT AGREEMENT

THIS AMENDMENT NO. 1, dated this      day of             , 2005 (this “Amendment”) to that certain Employment Agreement dated as of                  , 2002 (the “Employment Agreement”), between                                          an individual (“Employee”), and SKY FINANCIAL GROUP, INC., an Ohio corporation (the “Company”).

R E C I T A L S :

A. The Company and Employee entered into the Employment Agreement, and are now desirous of amending the Employment Agreement; and

B. Employee acknowledges and accepts, in connection with this Amendment, consideration of continued employment, preferable terms of employment, and other good and valuable consideration.

NOW, THEREFORE, in consideration of the foregoing recitals and the covenants contained herein, Employee and the Company hereby agree as follows:

1. Amendment. The provisions of subsections (a) and (c) of Section 6 of the Employment Agreement shall be amended and restated to read in their entirety, as follows:

(a)	continue to pay Employee the per annum rate of Base Salary in effect for Employee on the date of such termination for a period of eighteen (18) months thereafter, or, in the event of such termination within six (6) months following a Change in Control, a lump sum amount equal to the product of two and ninety nine one-hundredths (2.99) and the per annum rate of Base Salary in effect for Employee on the date of such termination, payable within thirty (30) days following such termination;

(c)	pay to Employee a lump sum amount equal to the Employee’s annual “target” amount under the Company’s short-term incentive plan in effect as of the date of termination, or in the event of such termination within six (6) months of a Change in Control, a lump sum amount equal to the product of two and ninety nine one-hundredths (2.99) times the “target” amount under the Company’s most current short-term annual cash incentive plan, payable within thirty (30) days following such termination;

2. Other Provisions Survive. All other subsections of Section 6 and other provisions of the Employment Agreement shall remain in full force and effect.

3. Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

4. Headings. The various headings of this Amendment are inserted for convenience only and shall not affect the meaning or interpretation of this Amendment or any provisions hereof.

5. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Ohio.

IN WITNESS WHEREOF, the parties hereto have executed or caused to be executed this instrument as of the date first above written.

EMPLOYEE:

THE COMPANY:

Sky Financial Group, Inc.

By:
Name:	Marty E. Adams
Title:	Chairman, President and CEO